Exhibit 5.1
May 1, 2025

OUTFRONT Media Inc.
90 Park Avenue
9th Floor
New York, New York 10016

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to OUTFRONT Media Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland and New York law relating to the registration by the Company of up to $20,000,000 of additional unsecured obligations of the Company to pay deferred compensation in the future (the “Obligations”) pursuant to the Amended and Restated OUTFRONT Media Excess 401(k) Plan (the “Plan”). The Obligations are covered by the above-referenced Registration Statement, and any amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on or about the date hereof.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

        1.    The Registration Statement;

        2.    The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

OUTFRONT Media Inc.
May 1, 2025

        3.    The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

        4.    A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

        5.    Resolutions adopted by the Board of Directors of the Company, relating to, among other matters, the incurrence of the Obligations by the Company and the approval of the Plan (the “Resolutions”), certified as of the date hereof by an officer of the Company;

6.    The Plan;

        7.    A certificate executed by an officer of the Company, dated as of the date hereof; and

        8.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied

OUTFRONT Media Inc.
May 1, 2025

upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
        Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.    The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.    The Obligations, when and to the extent established pursuant to the terms and conditions set forth in the Registration Statement, the prospectus delivered to participants in the Plan, the Resolutions and the Plan, will constitute valid and binding Obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or law).

The foregoing opinion is limited to the laws of the State of Maryland and the State of New York and we do not express any opinion herein concerning United States federal law or the laws of any other state. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland or the State of New York, federal or state laws regarding fraudulent transfers, the laws, codes or regulations of any municipality or other local jurisdiction, or the Employee Retirement Income Security Act of 1974, as amended. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland or the State of New York, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an

OUTFRONT Media Inc.
May 1, 2025

exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.
Very truly yours,

/s/ Venable LLP